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                                                                     Exhibit 5.1

                              September 26, 2003

Loudeye Corp.
1130 Rainier Avenue South
Seattle, WA  98144


Ladies and Gentlemen:


         You have requested our opinion with respect to certain matters in connection with the filing by Loudeye Corp., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration of up to 17,358,553 shares of the Company's common stock, $.001 par value (the "Common Stock"), on behalf of the selling stockholders named therein, including:

            a. 7,838,708 shares of the Company's Common Stock (the "Private Placement Shares") issued pursuant to various purchase agreements (the "Purchase Agreements"), each dated as of August 28, 2003 (the "Private Placement");

            b. up to 979,839 shares of the Company's Common Stock (the "Warrant Shares") issuable upon the exercise of certain issued and outstanding warrants (the "Warrants") that were issued in connection with the Private Placement;

            c. 7,764,132 shares of the Company's Common Stock (the "TenTV Shares") issued to the former stockholder of TT Holding Corp., also known as TenTV, in connection with the acquisition of TenTV (the "Acquisition") pursuant to an Agreement and Plan or Reorganization, dated November 19, 2002 (the "Merger Agreement");

            d. up to 709,285 shares of the Company's Common Stock (the "Note Shares") that may be issued upon the redemption of issued and outstanding unsecured promissory notes (the "Notes") issued in connection with the Acquisition;

            e. up to 47,500 shares of the Company's Common Stock (the "SVB Shares") issuable upon exercise of an issued and outstanding warrant (the "SVB Warrant") that was issued to Silicon Valley Bank on June 27, 2003, and subsequently transferred to its parent company, Silicon Valley Bancshares, in connection with the Company's revolving credit facility; and

            f. up to 20,889 shares of the Company's Common Stock (the "DiscoverMusic Shares") issuable upon the exercise of an issued and outstanding warrant (the "DiscoverMusic Warrant") that was assumed by the Company in connection with the Company's acquisition of DiscoverMusic.com in March 2001.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

         In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, the Purchase Agreements, the Warrants, the Merger Agreement, the Notes, the SVB Warrant, the Discover Music Warrant, the corporate proceedings taken by the Company in connection with the issuance of the Private Placement Shares, the Warrants, the TenTV Shares, the Notes, the SVB Warrant, and in connection with the assumption of the DiscoverMusic Warrant, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Private Placement Shares and the TenTV Shares are validly issued, fully paid and non-assessable; (ii) the Warrant Shares, when issued in accordance with the Warrants will be validly issued, fully paid, and non-assessable; (iii) the Note Shares, when issued and sold in accordance with the terms of the Notes, and assuming further valid action by the Company's Board of Directors approving the redemption of the Notes in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable; (iv) the SVB Shares, when issued and sold in accordance with the terms of the SVB Warrant, will be validly issued, fully paid and non-assessable; and (v) the DiscoverMusic Shares, when issued and sold in accordance with the terms of the DiscoverMusic Warrant, will be validly issued, fully paid and non-assessable.


         We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
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         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Private Placement Shares, the Purchase Agreements, the Warrant Shares, the Warrants, the TenTV Shares, the Merger Agreement, the Note Shares, or the Notes.

                                Very truly yours,

                                /s/ Procopio, Cory, Hargreaves & Savitch LLP
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                                PROCOPIO, CORY, HARGREAVES & SAVITCH LLP